As filed with the U.S. Securities and Exchange
Commission on January 18, 2022
Registration No. 333-262129

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

Amendment No. 1 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OCEANPAL INC.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

OceanPal Inc. c/o Steamship Shipbroking Enterprises Inc. Pendelis 26, 175 64 Palaio Faliro, Athens, Greece + 30-210-9485-360		Seward & Kissel LLP Attention: Edward S. Horton, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1265
(Address and telephone number of Registrant's principal executive offices)		(Name, address and telephone number of agent for service)

__________________________________

Copies to:

Barry I. Grossman, Esq.
Sarah Williams, Esq.
Edward S. Horton, Esq.	Matthew Bernstein, Esq.
Seward & Kissel LLP	Ellenoff Grossman & Schole LLP
One Battery Park Plaza	1345 Avenue of the Americas
New York, New York 10004	New York, New York 10105
(212) 574-1265 (telephone number)	(212) 370-1300 (telephone number)
(212) 480-8421 (facsimile number)	(212) 370-7889 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ◻
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☒
† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (6)	Proposed Maximum Offering Price per Share (6)(9)	Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Units consisting of:	—	—	—		—
(i) Common stock, par value $0.01 per share, or pre-funded warrants to purchase common stock (2)(4)(5)(7)	8,838,236	$1.95	$17,234,562		$1,598
(ii) Class A Warrants to purchase common stock (3)(7)	—	—	—		—
Common stock, par value $0.01 per share, underlying Class A Warrants as part of the Units (2)(7)(8)	8,838,236	$1.95	$17,234,562		$1,598
Common stock, par value $0.01 per share, underlying pre-funded warrants (4)(5)(6)(7)	—	—	—		—
Common stock, par value $0.01 per share offered by selling stockholders (1)	1,777,148	$1.95	$3,465,439		$322
Class A Warrants sold in connection with common stock offered by selling stockholders (3)	—	—	—		—
Common stock, par value $0.01 per share, underlying Class A Warrants sold in connection with common stock offered by selling stockholders (2)(8)	1,777,148	$1.95	$3,465,439		$322
Total	21,230,768		41,400,002	(8)	$3,840	(10)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act").
(2)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(4)
The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and the proposed maximum offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock sold in the offering.

(5)
The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(6)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(7)	Includes common stock, Class A Warrants and pre-funded warrants that may be sold pursuant to the underwriters' over-allotment option.
(8)	Based on a per-share exercise price for the Warrants of not less than 100% of the public offering price per unit in this offering.
(9)	Calculated based on an assumed offering price of $1.95, which represents the closing sales price on the Nasdaq Capital Market of the registrant's common stock on January 11, 2022.
(10)	Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
OceanPal Inc. is filing this Amendment No. 1 to its registration statement on Form F-1 (the “Registration Statement”) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 8(a) of Part II of the Registration Statement, and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

Information Not Required in Prospectus

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
1.1#	Form of Underwriting Agreement
3.1#	Amended and Restated Articles of Incorporation of the Company
3.2#	Amended and Restated Bylaws of the Company
4.1#	Form of Common Share Certificate
4.2#	Certificate of Designations of the Series A Participating Preferred Stock of the Company
4.3#	Statement of Designations of the Series B Preferred Shares of the Company
4.4#	Statement of Designations of the Series C Preferred Stock of the Company
4.5*	Form of Warrant Agency Agreement by and between Computershare Trust Company, N.A. and the registrant
4.6#	Form of Class A Warrant
4.7#	Form of Pre-Funded Warrant
5.1#	Opinion of Seward & Kissel LLP as to the validity of the securities
5.2#	Opinion of Seward & Kissel LLP as to the validity of the securities sold by the selling shareholders
8.1#	Opinion of Seward & Kissel LLP with respect to certain tax matters
10.1#	Stockholders Rights Agreement
10.1#	2021 Equity Incentive Plan
10.2#	Form of Management Agreement with Diana Wilhelmsen Management Limited
10.3#	Non-Competition Agreement by and between the Company and Diana Shipping Inc.
10.4#	Right of First Refusal Agreement with Diana Shipping Inc.
10.5#	Amended and Restated Contribution and Conveyance Agreement between the Company and Diana Shipping Inc.
10.6#	Form of Management Agreement with Steamship Shipbroking Enterprises Inc.
10.7#	Form of Administrative Services Agreement with Steamship Shipbroking Enterprises Inc.
10.8#	Form of Brokerage Services Agreement with Steamship Shipbroking Enterprises Inc.
14.1#	Code of Ethics
21.1#	Subsidiaries
23.1#	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)
23.2#	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)
23.3#	Consent of Seward & Kissel LLP (included in Exhibits 5.1 and 8.1 hereto)
24.1#	Powers of Attorney (contained on signature page to the registration statement)

#	Indicates a document previously filed with the Commission
*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on January 18, 2022.
OCEANPAL INC.

By:	/s/ Eleftherios Papatrifon
	Name:	Eleftherios Papatrifon
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on January 18, 2022 in the capacities indicated.
Signature	Title

/s/ Semiramis Paliou	Chairman and Director
Semiramis Paliou

/s/ Eleftherios Papatrifon	Director and Chief Executive Officer
Eleftherios Papatrifon	(Principal Executive Officer)

/s/ Ioannis Zafirakis	Interim Chief Financial Officer, Treasurer and Secretary
Ioannis Zafirakis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Styliani Alexandra Sougioultzoglou	Director
Styliani Alexandra Sougioultzoglou

/s/ Grigorios-Filippos Psaltis	Director
Grigorios-Filippos Psaltis

/s/ Nikolaos Veraros	Director
Nikolaos Veraros

/s/ Alexios Chrysochoidis	Director
Alexios Chrysochoidis

AUTHORIZED UNITED STATES REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of OceanPal Inc., has signed this Registration Statement on Form F-1 in City of Newark, State of Delaware, on the 18th day of January 2022.
PUGLISI & ASSOCIATES (Authorized Representative)
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director